Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Tom Morabito, VP Investor Relations	Cam Potts, VP, Corp. Communications
470-607-5567	651-233-7735
Tom.Morabito@Deluxe.com	Cameron.Potts@Deluxe.com

Telisa L. Yancy Elected to Deluxe Board of Directors

SHOREVIEW, Minn. — May 12, 2021 — Deluxe (NYSE: DLX), a Trusted Business Technology™ company, announced on Tuesday, May 11, the election of Telisa L. Yancy to its Board of Directors.

Ms. Yancy is currently the Chief Operating Officer (COO) of American Family Insurance, a Fortune 300 corporation with revenues in excess of $12 billion. An experienced executive officer with a proven track record for leverage marketing, consumer insights, innovation, and digital technologies, she was appointed to this role in 2019 and has primary responsibility for growth, product development, and all business and customer success. Ms. Yancy has served in positions of increasing responsibility since 2009, first as director of advertising and media, Chief Marketing Officer and now COO.

“Telisa Yancy brings her impressive experience in marketing, revenue growth, digital innovation, operations and deep insight into the insurance industry, a key emerging vertical market for us. Her senior leadership experience inside a Fortune 300 company makes her a tremendous addition to our Board of Directors. I look forward to working with Telisa, further accelerating our One Deluxe transformation,” said Barry McCarthy, President and CEO of Deluxe. “Attracting seasoned senior executives like Telisa is a testament to our exciting and accelerating transformation.”

“Telisa Yancy’s extensive and exceptional background is perfectly suited for our board as Deluxe continues to transform,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “Her background in sales, marketing, operations and executive leadership across a broad spectrum of industry verticals will bring a varied perspective to further challenge our thinking as a board. I am excited to welcome her to our Deluxe team.”

“Deluxe plays a critical, growing and inspiring role in helping businesses succeed and thrive,” Yancy said. “I am honored and excited to join this board at this critical juncture of the Deluxe transformation.”

Prior to joining American Family, Ms. Yancy gained significant experience in brand, digital, media and emerging technologies during her career, holding executive positions at Burger King, Ford Motor Company and other Fortune 500 corporations. She serves on the board of directors of National Public Radio and the American Property and Casualty Insurance Association. She holds an MBA from the Kellogg School of Business at Northwestern University and a Bachelor of Science degree from the University of Illinois-Urbana.

##

About Deluxe Corporation
Deluxe, a Trusted Business Technology™ company, champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth and operate more efficiently. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2.8 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxe.